EXHIBIT 99.1

Garmin announces second quarter 2023 results

Returned to consolidated sales growth

Schaffhausen, Switzerland / August 2, 2023/ PR Newswire – Garmin® Ltd. (NYSE: GRMN), today announced results for the second quarter ended July 1, 2023.

Highlights for second quarter 2023 include:

•
Consolidated revenue of $1.32 billion, a 6% increase compared to the prior year quarter
•
Gross margin and operating margin were 57.5%, and 21.5%
•
Operating income was $284 million, a 3% decrease compared to the prior year quarter
•
GAAP EPS was $1.50 and pro forma EPS(1) was $1.45, representing 1% growth in pro forma EPS over the prior year quarter
•
Launched the epix Pro series in three sizes, all with bright AMOLED displays and a built-in LED flashlight
•
Recently announced our revolutionary Autoland and Autothrottle to the retrofit market with the imminent certification in select Beechcraft King Air aircraft
•
Garmin Smart Glide was recently selected for a 2023 FLYING Editor’s Choice award, the 15th time Garmin has received this prestigious award

(In thousands, except per share information)	13-Weeks Ended			26-Weeks Ended
	July 1,	June 25,	YoY	July 1,	June 25,	YoY
	2023	2022	Change	2023	2022	Change
Net sales	$1,320,795	$1,240,833	6%	$2,468,219	$2,413,496	2%
Fitness	334,863	272,095	23%	579,584	492,992	18%
Outdoor	448,114	462,243	(3)%	776,776	911,977	(15)%
Aviation	217,454	204,739	6%	431,036	379,505	14%
Marine	215,802	242,794	(11)%	494,777	496,863	0%
Auto OEM	104,562	58,962	77%	186,046	132,159	41%

Gross margin %	57.5%	58.7%		57.2%	57.6%

Operating income %	21.5%	23.6%		19.5%	21.6%

GAAP diluted EPS	$1.50	$1.33	13%	$2.56	$2.43	5%
Pro forma diluted EPS(1)	$1.45	$1.44	1%	$2.47	$2.55	(3)%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We returned to consolidated revenue growth in the second quarter with growth in three of our five segments, demonstrating the resilience of our diversified business model. Our recent wearable launches have been well received and we expect continued revenue growth throughout the remainder of the year.” - Cliff Pemble, president and chief executive officer of Garmin Ltd.

Fitness:

Revenue from the fitness segment grew 23% in the second quarter, with growth across all categories led by strong demand for advanced wearables. Gross and operating margins were 52% and 16%, respectively, resulting in $54 million of operating income. During the quarter, we launched the Edge 540 and Edge 840 cycling computers. These advanced yet compact cycling computers add dynamic performance insights, advanced mapping capabilities, solar charging and more to help cyclists ride smarter and train more effectively.

Outdoor:

Revenue from the outdoor segment decreased 3% in the second quarter as growth in adventure watches was more than offset by declines in other categories. Gross and operating margins were 63% and 31%, respectively, resulting in $138 million of operating income. During the quarter, we launched the fēnix 7 Pro Series, with enhanced performance insights, built in LED flashlights and additional mapping capabilities and the epix Pro Series, in three sizes, all with bright AMOLED displays and built in LED flashlights. We also launched the Approach S70 premium golf smartwatch, available in two sizes with a vibrant AMOLED display and enhanced golf analytics.

Aviation:

Revenue from the aviation segment grew 6% in the second quarter with growth driven by OEM product categories. Gross and operating margins were 74% and 29%, respectively, resulting in $63 million of operating income. We recently announced the revolutionary Garmin Autoland and Autothrottle systems will become available for retrofit installations in select Beechcraft King Air aircraft. This certification will mark the first retrofit offering of the Garmin Autoland system in a twin-engine aircraft.

Marine:

Revenue from the marine segment decreased 11% in the second quarter, primarily due to the timing of promotions, which contributed to the lower revenue from chartplotter products in the quarter. Gross and operating margins were 56% and 21%, respectively, resulting in $46 million of operating income. During the quarter, we expanded our trolling motor series to a wider range of boats with the Force Kraken. We recently won the award for Best Ice Fishing product at the ICAST sportfishing show.

Auto OEM:

Revenue from the auto OEM segment grew 77% during the second quarter primarily due to increased shipments of domain controllers. Gross margin was 24%, and we recorded an operating loss of $18 million in the quarter. During the quarter, we received approval to begin production of a new domain controller for safety critical instrument cluster functions, which will be incorporated into multiple BMW models throughout the remainder of the year.

Additional Financial Information:

Total operating expenses in the second quarter were $475 million, a 9% increase over the prior year. Research and development increased 11% primarily due to engineering personnel costs. Selling, general and administrative expenses increased 7% driven primarily by personnel related expenses and information technology costs. Advertising expenses increased 7% primarily due to higher media spend.

The effective tax rate in the second quarter was 8.9% compared to 7.6% in the prior year quarter. The year-over-year increase in the effective tax rate is primarily due to a larger amount of reserve releases in the prior year.

In the second quarter of 2023, we generated approximately $221 million of free cash flow(1). We paid a quarterly dividend of approximately $140 million and repurchased approximately $26 million of the Company’s shares within the quarter, leaving approximately $27 million remaining as of July 1, 2023 in the share repurchase program authorized through December 29, 2023. We ended the quarter with cash and marketable securities of approximately $2.8 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including free cash flow.

2023 Fiscal Year Guidance:

Based on our performance in the first half of 2023, we are adjusting our full year guidance. We now anticipate revenue of approximately $5.05 billion and pro forma EPS of $5.15 based on gross margin of 57.2%, operating margin of 20.0% and a full year effective tax rate of 8.5% (see attached discussion on Forward-looking Financial Measures).

Dividend:

The board of directors has established September 29, 2023, as the payment date for the next dividend installment of $0.73 per share with a record date of September 15, 2023. At the 2023 annual shareholders’ meeting, Garmin shareholders, in accordance with Swiss corporate law, approved a cash dividend in the total amount of $2.92 per share, payable in four equal installments on dates to be determined by the board in its discretion. The first payment was made on June 30, 2023. The board currently anticipates the scheduling of the remaining quarterly dividend installments as follows:

Dividend Date	Record Date	$s per share
December 29, 2023	December 15, 2023	$0.73
March 29, 2024	March 15, 2024	$0.73

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, August 2, 2023 at 10:30 a.m. Eastern
Where:	Join a live stream of the call at the following link
https://www.garmin.com/en-US/investors/events/

An archive of the live webcast will be available until August 1, 2024 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2023 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, share repurchase programs, currency movements, expenses, pricing, new product launches, market reach, statements relating to possible future dividends, statements related to the ongoing impact of the COVID-19 pandemic, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2022 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2022 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of July 1, 2023. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, Edge, epix, fēnix, and Force, are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2023	2022	2023	2022
Net sales	$1,320,795	$1,240,833	$2,468,219	$2,413,496
Cost of goods sold	561,353	512,007	1,055,983	1,022,190
Gross profit	759,442	728,826	1,412,236	1,391,306

Advertising expense	46,344	43,357	76,691	77,490
Selling, general and administrative expense	204,349	191,211	408,330	381,995
Research and development expense	224,394	201,518	445,878	410,524
Total operating expense	475,087	436,086	930,899	870,009

Operating income	284,355	292,740	481,337	521,297

Other income (expense):
Interest income	18,760	8,495	34,659	16,048
Foreign currency gains (losses)	10,797	(22,439)	18,484	(25,946)
Other income	2,064	170	3,268	3,431
Total other income (expense)	31,621	(13,774)	56,411	(6,467)

Income before income taxes	315,976	278,966	537,748	514,830
Income tax provision	28,037	21,093	47,482	45,366
Net income	$287,939	$257,873	$490,266	$469,464

Net income per share:
Basic	$1.51	$1.34	$2.56	$2.43
Diluted	$1.50	$1.33	$2.56	$2.43

Weighted average common shares outstanding:
Basic	191,293	193,074	191,395	192,980
Diluted	191,597	193,450	191,741	193,515

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	July 1, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,425,526	$1,279,194
Marketable securities	253,689	173,288
Accounts receivable, net	716,802	656,847
Inventories	1,402,225	1,515,045
Deferred costs	15,243	14,862
Prepaid expenses and other current assets	297,516	315,915
Total current assets	4,111,001	3,955,151

Property and equipment, net	1,180,654	1,147,005
Operating lease right-of-use assets	134,995	138,040
Noncurrent marketable securities	1,100,259	1,208,360
Deferred income tax assets	493,943	441,071
Noncurrent deferred costs	10,451	9,831
Goodwill	572,985	567,994
Other intangible assets, net	165,591	178,461
Other noncurrent assets	101,921	85,257
Total assets	$7,871,800	$7,731,170

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$253,803	$212,417
Salaries and benefits payable	157,774	176,114
Accrued warranty costs	52,352	50,952
Accrued sales program costs	80,708	97,772
Other accrued expenses	191,510	197,376
Deferred revenue	95,618	91,092
Income taxes payable	199,087	246,180
Dividend payable	418,801	139,732
Total current liabilities	1,449,653	1,211,635

Deferred income tax liabilities	116,651	129,965
Noncurrent income taxes payable	34,613	34,627
Noncurrent deferred revenue	35,939	35,702
Noncurrent operating lease liabilities	110,740	114,541
Other noncurrent liabilities	382	360

Stockholders’ equity:
Shares (195,880 and 198,077 shares authorized and issued; 191,470 and 191,623 shares outstanding)	19,588	17,979
Additional paid-in capital	2,077,540	2,042,472
Treasury stock (4,410 and 6,454 shares)	(322,688)	(475,095)
Retained earnings	4,464,682	4,733,517
Accumulated other comprehensive income (loss)	(115,300)	(114,533)
Total stockholders’ equity	6,123,822	6,204,340
Total liabilities and stockholders’ equity	$7,871,800	$7,731,170

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	26-Weeks Ended
	July 1, 2023	June 25, 2022
Operating Activities:
Net income	$490,266	$469,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	64,816	58,986
Amortization	22,788	23,870
Gain on sale or disposal of property and equipment	(124)	(1,666)
Unrealized foreign currency (gains) losses	(13,054)	21,217
Deferred income taxes	(68,859)	(66,382)
Stock compensation expense	43,397	39,755
Realized loss on marketable securities	59	773
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	(62,832)	122,428
Inventories	111,531	(294,766)
Other current and noncurrent assets	2,769	775
Accounts payable	45,206	(29,829)
Other current and noncurrent liabilities	(39,484)	(74,273)
Deferred revenue	4,711	(4,246)
Deferred costs	(990)	2,920
Income taxes	(47,288)	(3,550)
Net cash provided by operating activities	552,912	265,476

Investing activities:
Purchases of property and equipment	(99,346)	(134,798)
Proceeds from sale of property and equipment	152	1,672
Purchase of intangible assets	(847)	(887)
Purchase of marketable securities	(68,978)	(873,110)
Redemption of marketable securities	98,885	620,796
Acquisitions, net of cash acquired	—	(10,828)
Net cash used in investing activities	(70,134)	(397,155)

Financing activities:
Dividends	(279,442)	(258,249)
Proceeds from issuance of treasury stock related to equity awards	21,946	41,050
Purchase of treasury stock related to equity awards	(9,397)	(14,722)
Purchase of treasury stock under share repurchase plan	(70,181)	(25,117)
Net cash used in financing activities	(337,074)	(257,038)

Effect of exchange rate changes on cash and cash equivalents	599	(21,999)

Net increase (decrease) in cash, cash equivalents, and restricted cash	146,303	(410,716)
Cash, cash equivalents, and restricted cash at beginning of period	1,279,912	1,498,843
Cash, cash equivalents, and restricted cash at end of period	$1,426,215	$1,088,127

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

The Company announced an organization realignment in January 2023, which combined the consumer auto operating segment with the outdoor operating segment. As a result, the Company’s operating segments, which also represent our reportable segments, are fitness, outdoor, aviation, marine, and auto OEM. Results for the 13-week and 26-week periods ended June 25, 2022 have been recast below to conform with the current period presentation. This change had no effect on the Company’s consolidated results of operations.

	Fitness	Outdoor	Aviation	Marine	Auto OEM	Total
13-Weeks Ended July 1, 2023
Net sales	$334,863	$448,114	$217,454	$215,802	$104,562	$1,320,795
Gross profit	173,163	280,078	160,957	120,344	24,900	759,442
Operating income (loss)	54,458	138,255	62,766	46,377	(17,501)	284,355

13-Weeks Ended June 25, 2022
Net sales	$272,095	$462,243	$204,739	$242,794	$58,962	$1,240,833
Gross profit	134,016	290,508	147,931	137,406	18,965	728,826
Operating income (loss)	23,462	163,371	61,745	68,619	(24,457)	292,740

26-Weeks Ended July 1, 2023
Net sales	$579,584	$776,776	$431,036	$494,777	$186,046	$2,468,219
Gross profit	294,073	485,026	315,410	269,976	47,751	1,412,236
Operating income (loss)	65,036	214,999	120,460	118,285	(37,443)	481,337

26-Weeks Ended June 25, 2022
Net sales	$492,992	$911,977	$379,505	$496,863	$132,159	$2,413,496
Gross profit	240,205	568,964	275,474	265,987	40,676	1,391,306
Operating income (loss)	24,043	316,182	101,871	127,501	(48,300)	521,297

Garmin Ltd. and Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended			26-Weeks Ended
	July 1,	June 25,	YoY	July 1,	June 25,	YoY
	2023	2022	Change	2023	2022	Change
Net sales	$1,320,795	$1,240,833	6%	$2,468,219	$2,413,496	2%
Americas	641,848	646,172	(1)%	1,253,552	1,216,807	3%
EMEA	457,550	412,550	11%	813,403	810,027	0%
APAC	221,397	182,111	22%	401,264	386,662	4%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods. In the first half 2023 and 2022, there were no such discrete tax items identified.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended		26-Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2023	2022	2023	2022
GAAP net income	$287,939	$257,873	$490,266	$469,464
Foreign currency gains / losses(1)	(10,797)	22,439	(18,484)	25,946
Tax effect of foreign currency gains/ losses(2)	958	(1,697)	1,632	(2,286)
Pro forma net income	$278,100	$278,615	$473,414	$493,124

GAAP net income per share:
Basic	$1.51	$1.34	$2.56	$2.43
Diluted	$1.50	$1.33	$2.56	$2.43

Pro forma net income per share:
Basic	$1.45	$1.44	$2.47	$2.56
Diluted	$1.45	$1.44	$2.47	$2.55

Weighted average common shares outstanding:
Basic	191,293	193,074	191,395	192,980
Diluted	191,597	193,450	191,741	193,515

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the effective tax rates of 8.9% and 8.8% for the 13-weeks and 26-weeks ended July 1, 2023, respectively and 7.6% and 8.8% for the 13-weeks and 26-weeks ended June 25, 2022, respectively.

Free cash flow

Management believes that free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended		26-Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2023	2022	2023	2022
Net cash provided by operating activities	$273,702	$79,842	$552,912	$265,476
Less: purchases of property and equipment	(52,533)	(75,084)	(99,346)	(134,798)
Free Cash Flow	$221,169	$4,758	$453,566	$130,678

Forward-looking Financial Measures

The forward-looking financial measures in our 2023 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.09 per share for the 26-weeks ended July 1, 2023.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2023 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.